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                       INDEPENDENT AUDITORS CONSENT



We hereby consent to the use of our audit report for Concrete Casting, Inc., for the years ended December 31, 2002, and 2001, and from inception of the development stage on October 28, 1997, through December 31, 2002, dated April 7, 2003, which includes an emphasis paragraph relating to an uncertainty as to the Companys ability to continue as a going concern, which is incorporated in the Prospectus, which is part of this Form SB-2/A Registration Statement.

We also consent to the reference to our Firm under the captions Experts in the Prospectus.


/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
July 21, 2003